Exhibit 4.37

This document is an English translation of the original Chinese text

SHARE TRANSFER AGREEMENT

OF

GUANGZHOU KINGSOFT NETWORK TECHNOLOGY CO., LTD.

BY AND AMONG

MING XU

WEIQIN QIU

AND

BEIJING KINGSOFT SECURITY SOFTWARE CO. LTD.

October 19, 2015

SHARE TRANSFER AGREEMENT

This Share Transfer Agreement (“this Agreement”) is executed on October 19, 2015 in Beijing by and among:

Party A: Ming Xu

Identity Card No.:

Residential address:

Party B: Weiqin Qiu

Identity Card No.:

Residential address:

Party C: Beijing Kingsoft Security Software Co., Ltd. (hereinafter referred to as “Party C” or the “Purchaser”)

Registered Address: Floor 2 East, 33 Xiaoying West Road, Haidian District, Beijing

Legal Representative: Sheng Fu

The above-mentioned parties shall be collectively referred to as the “Parties” and individually as “a Party”; Party A and Party B shall be collectively referred to as the “Seller”.

WHEREAS,

Guangzhou Kingsoft Network Technology Co., Ltd. (hereinafter referred to as the “Company”) is a limited liability company legally incorporated and validly existing under the laws of China, whose registered capital is RMB 10 million and paid-in capital is RMB 10 million;

Based on the spirit of equality, voluntariness and mutual cooperation, Party A and Party B agree to transfer 50% shares respectively held by them in the Company to the Purchaser on the terms and conditions as stipulated herein, and the Purchaser agrees to acquire such shares.

Therefore, in consideration of the above-mentioned preconditions and the representations, warranties, commitments and warranties herein, the Parties agree upon as follows:

CLAUSE 1 DEFINITIONS

1.1       DEFINITIONS

Unless otherwise provided herein, the following terms shall have the following meanings in this Agreement:

“Business Day”	Shall refer to any day other than Saturdays, Sundays, legal holidays of China, or any day other than those days on which the banks in China may not be open for business.

“Taxes”

Shall refer to any taxes and charges levied by any governmental authorities, including but not limited to value-added tax, business tax, income tax, withholding tax, real estate tax, land use tax, stamp tax, tariff and such charges as urban construction and education surcharges, and penalties and fines, etc..

“Share Transfer” or “Share Purchase”	Shall refer to that, as set forth in “Whereas” provisions, the Purchaser purchases 50% shares held respectively by Party A and Party B in the Company on the terms and conditions herein.

“China”	Shall refer to the People’s Republic of China, which for the purpose of this Agreement does not include Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

“Delivery”	Shall have the definition as set forth in Sub-clause 2.3.1.

“Delivery Date”	Shall have the definition as set forth in Sub-clause 2.3.1.

“Company”

Shall refer to Guangzhou Kingsoft Network Technology Co., Ltd., including its current or future subsidiaries, affiliated companies or entities actually controlling and/or operating the Company’s business.

“Confidential Information”	Shall have the definition as set forth in Sub-clause 6.1.

“Encumbrance”

Shall refer to any debt pledging for any person or any security, attachment (whether fixed or not fixed), pledge, lien, mortgage, assignment, trust deed, ownership reservation, security interest, or other encumbrances of any kind, including any right created by a transaction, from the point of view of law, the creation of such right does not create security, but causes economic or financial effect similar to the creation of security and legally enforceable under the applicable law, any agency agreement, power of attorney, power of attorney for voting rights, interests, option, priority, negotiation or refusal or assignment limitation in favor of any person.

“A Party” or “Parties”	Shall have the definition as set forth in the preamble hereof.

“This Agreement”	Shall have the definition as set forth in the preamble hereof.

“Current Shareholders”	Party A and Party B shall be collectively referred to as the Current Shareholders.

1.2       INTERPRETATION

1.2.1                     The table of contents and titles hereof shall be listed out only for the convenience of reading, and shall not affect the meaning or interpretation of this Agreement in any way.

1.2.2                     Unless otherwise stated, the clauses, terms, schedules, lists or appendix Shall refer to the clauses, terms, schedules, lists or appendix of this Agreement.

1.2.3                     Such terms as “including” and other similar expressions shall not mean limitation, but shall be interpreted as “including but not limited to”.

CLAUSE 2 SHARE PURCHASE

2.1           SHARE PURCHASE

The Parties agree that the Purchaser shall, in accordance with the terms and conditions as provided herein, respectively purchase 50% shares held by Party A in the Company (corresponding to capital of RMB 5,000,000) and all rights and obligations attached to such shares and capital, and 50% shares held by Party B in the Company (corresponding to capital of RMB 5,000,000) and all rights and obligations attached to such shares and capital.

2.2           SHARE TRANSFER PRICE

The Parties agree that the total price for this Share Purchase shall be RMB 10 million (the “Share Transfer Price”).

2.3       DELIVERY

2.3.1          The Share Purchase shall be deemed as delivered hereunder on the date (“Delivery Date”) on which all of the following matters shall have been completed: (i) all conditions set forth in Clause 3 of this Agreement shall be satisfied or exempted by the Purchaser; (ii) the name of the Purchaser shall be listed in the Company’s register of members ; and (iii) the registration of release of share pledge and share modification with the competent administration for industry and commerce shall be completed, and a new Business License for Enterprise Legal Person reflecting the completion of the purchase by the Purchaser shall be issued (if necessary). The Purchaser shall be entitled to the rights and undertake the obligations as the shareholder from the Delivery Date.

The shareholding structure of the Company prior to the Delivery shall be as follows:

Name of Shareholder	Subscribed Capital (RMB)	Shareholding Percentage
Ming Xu	5,000,000	50%
Weiqin Qiu	5,000,000	50%
Total	10,000,000	100.00%

The shareholding structure of the Company after the Delivery shall be as follows:

Name of Shareholder	Subscribed Capital (RMB)	Shareholding Percentage
Beijing Kingsoft Security Software Co., Ltd.	10,000,000	100.00%
Total	10,000,000	100.00%

2.3.2          The Purchaser shall pay the Seller the Share Transfer Price as set forth in Sub-clause 2.2 within one (1) month after the completion of the modification registration regarding the Share Transfer hereunder with the competent administration for industry and commerce. Each relevant party shall actively assist in signing necessary documents and completed other necessary acts so as to cause the Delivery to be accomplished as soon as possible.

CLAUSE 3 PRECONDITIONS FOR THE DELIVERY

3.1       PRECONDITIONS FOR THE DELIVERY

The Share Purchase hereunder shall satisfy with the following conditions (any of such conditions may be waived by the Purchaser in writing):

(1)         Accuracy of Representations and Warranties. All representations and warranties made by the Seller in all transaction documents shall be true, complete, accurate and valid on the date when they are made and on the Delivery Date.

(2)         No Legal Procedures. There shall not be any pending legal procedure or legal procedure threatened by any person.  There shall not be, in the reasonable opinion of the Purchaser, a reasonable possibility that may cause the completion of the Share Purchase at the time of the Delivery to be prohibited or restricted or otherwise hindered at all aspects or at main aspects, or any objection, claim or pursuit of other remedy for the Share Purchase in any other way, or imposing any limitation or condition on the Share Purchase, or otherwise interfering with the Share Purchase at other aspects.

CLAUSE 4 REPRESENTATIONS AND WARRANTIES BY THE PURCHASER

The Purchaser hereby makes the following representations and warranties to the Company:

4.1           LEGAL STATUS, CAPACITY AND CREDIT

The Purchaser is a citizen of the People’s Republic of China, with full civil capacity; it is of full and independent legal status and capacity for executing, delivering and performing this Agreement and may be an independent party to act as a subject of litigation.

4.2           FURTHER WARRANTIES

It will perform all necessary acts and sign all necessary documents, deeds or letters of consent for performance of any term hereof (including but not limited to satisfying the conditions for each Party’s performing the Delivery obligations).

CLAUSE 5 REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby makes the following representations and warranties to the Purchaser:

5.1           LEGAL STATUS AND CAPACITY OF THE SELLER

The Seller is a natural person with full civil capacity and liability. The Seller is of full and independent legal status and capacity for executing, delivering and performing this Agreement and may be an independent party to a suit.

5.2           AUTHORIZATIONS AND APPROVALS

The Seller shall have full powers and authorizations to execute and deliver this Agreement and other documents related to the transaction under this Agreement to be executed. The execution and delivery of this Agreement by the Seller shall obtain all necessary authorization, and approval, and the fulfillment of the obligations by the Seller hereunder shall also obtain all necessary authorization and approval.

5.3           OWNERSHIP OF SHARES IN THE COMPANY

Party A and Party B respectively holds 50% shares in the Company, and have the right to agree the Purchaser’s acquisition of 50% shares in the Company respectively held by Party A and Party B by purchasing such shares. As of the date of this Agreement, such shares and the registered capital corresponding thereto is legally paid up without any fraudulent investment, false funding or flight of funding.

CLAUSE 6 CONFIDENTIALITY

6.1           Prior to the date of this Agreement and during the term of this Agreement, the confidentiality, proprietary information and data regarding its business, financial status, knowhow, research and development and other confidential matters disclosed or may be disclosed by each Party to other Parties (the “Confidential Information”) shall be kept confidential by each Party and the Company.

6.2           If any Party or the Company breaches the provisions of this Clause 6, it shall be liable for compensating the damages incurred by other Parties and/or the Company as consequence of such breach. The payment of such compensation shall not affect any other rights or remedies enjoyed by any Party on the date of such breach.

6.3           The existence, negotiation, execution and contents of this Agreement shall be Confidential Information and shall be strictly kept confidential by each Party.

6.4 This Clause 6 and the obligations and interests hereunder shall remain valid within three (3) years after the performance or earlier termination of this Agreement.

CLAUSE 7 MISCELLANEOUS

7.1       EXECUTION AND EFFECTIVENESS

This Agreement shall become effective upon duly executed (stamped on the seal) by the legal or authorized representative of each Party.

7.2           REGISTER WITH THE ADMINISTRATION FOR INDUSTRY AND COMMERCE

After effectiveness of this Agreement, each Party shall assist the Company to complete the share pledge release procedures and alter the registration particulars with the administration for industry and commerce.

7.3           APPLICABLE LAW

This Agreement shall be governed by, interpreted and performed in accordance with the laws of China.

7.4           DISPUTE RESOLUTION

Any dispute arising from this Agreement shall be resolved firstly through amicable consultations by the Parties, if failed, the Parties agree that such dispute shall be submitted to Beijing Arbitration Commission for arbitration under its rules. The arbitration award shall be final and bound upon the Parties.

7.5           TAXES

The Taxes occurred in the transaction hereunder shall be respectively borne by the Parties in accordance with the laws and regulations.

7.6           SEVERABILITY

The provisions hereof shall be deemed to be severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of other provisions hereof.

7.7           WAIVER

If any Party waive the other Party’s obligation of breach of contract, the waiver shall be made in writing and signed by the Party, and such waiver shall not constitute a waiver of any future breach of the other Party hereunder.

7.8           LIABILITIES FOR BREACH

(1)         If, after the execution of this Agreement, any Party breaches this Agreement or fails to perform any of its obligations which shall be performed prior to effectiveness of this Agreement and causes this Agreement not able to be performed, the breaching Party shall compensate all losses incurred by the non-breaching Parties due to such non-performance of this Agreement. Any Party, who fails to perform any of its obligations hereunder or whose performance of any of its obligations hereunder does not comply with the provisions hereof, shall bear such liabilities for its breach as continuance of performance, remediation or compensation of loss.

(2)         The Parties shall conscientiously perform this Agreement upon it becoming effective, and any Party fails to perform its obligations in accordance with this Agreement or breaching any of its commitments or warranties shall be liable for breach in accordance with the relevant laws and this Agreement.

7.9           AMENDMENT

This Agreement shall be amended or altered only by signed writing by the Parties.

7.10    ENTIRE AGREEMENT

The provisions of this Agreement and other transaction documents shall constitute all agreements and understandings of the Parties on the subject matter hereof, and supersede all previous oral and written agreements and all other communications of the Parties on the subject matter hereof.

7.11              LANGUAGE AND DUPLICATE

This Agreement shall be executed in three (3) Chinese counterparts, each Party shall hold one (1) counterpart and the rest counterparts shall be used for record of competent authorities. Each counterpart shall have same effect.

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IN WITNESSTH HEREOF, this Agreement shall be executed by the duly authorized representatives of the Parties on the date first written above.

Seller (Party A):

Ming Xu

By:

/s/ Ming Xu

Seller (Party B):

Weiqin Qiu

By:

/s/ Weiqin Qiu

IN WITNESSTH HEREOF, this Agreement shall be executed by the duly authorized representatives of the Parties on the date first written above.

Purchaser (Party C):

Beijing Kingsoft Security Software Co., Ltd.

Stamped with company chop of Beijing Kingsoft Security Software Co., Ltd.

Authorized Representative

Name:

Title: